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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Octel Communications Corporation

We consent to incorporation by reference in the registration statement dated February 20, 1997 on Form S-3 of Octel Communications Corporation and subsidiaries of our report dated July 25, 1996, relating to the consolidated balance sheets of Octel Communications Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, and the related financial statement schedule, which report appears in the June 30, 1996 annual report on Form 10-K of Octel Communications Corporation and subsidiaries.


                                   KPMG PEAT MARWICK LLP


Palo Alto, California
February 20, 1997